UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – OCTOBER 27, 2008

ECOLOCAP SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-51213	20-0909393
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

740, St-Maurice Street
Suite 102
Montreal H3C 1L5
(Address of principal executive offices)

(514) 876-3907
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Officers.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal

     On October 20, 2008, Mr. Claude Pellerin resigned as a member of the Board of Directors of EcoloCap Solutions Inc. (the “Company”). Mr. Pellerin served on the Company’s Board of Directors since June 17, 2005. Mr. Pellerin has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Pellerin will remain Corporate Secretary and an officer of the Company.

     As of October 23, 2008, we appointed Michael J. Oliver as a member of our Board of Directors.

     Prior to taking early retirement in 2005, Mr. Oliver had served since 2001 in Singapore as Regional Board Member of Commerzbank AG. As chief executive for the Asia-Pacific region he was responsible for Commerzbank’s merchant banking subsidiaries, its commercial banking activities and branches in Hong Kong, Shanghai, Singapore and Tokyo; as well as providing regional oversight and corporate governance. Mr. Oliver also acted as General Manager, Commerzbank AG, Singapore Branch; Managing Director of Commerzbank (South East Asia) Ltd., Singapore; Director of Commerz (East Asia) Ltd., Hong Kong, and President Commissioner of PT Bank Finconesia in Jakarta.

     From 1993, he had been General Manager and Chief Executive of Commerzbank's Hong Kong branch and during 1986-1993 he was Senior Manager, Corporate Banking at the London branch.

     Before joining Commerzbank in 1986, Mr. Oliver was with the First National Bank of Boston for 18 years (1967-1985), holding a variety of commercial banking and corporate finance positions in the US, Australia and Europe. Mr. Oliver started his banking career in 1965 with The National Bank Limited, London, U.K. Since leaving Commerzbank Mr. Oliver has been based in Singapore and has been involved in business activities in the Asian region, that have included service as an independent director of Cardtrend International Inc. (formerly Asia Payment Systems Inc.) from July 2005 to March 2008.

Item 7.01     Regulation FD Disclosure

     On October 27, 2008, Ecolocap Solutions Inc. (the “Company”) filed a press release to announce that on October 23, 2008 a new director was appointed to its Board of Directors. Mr Michael J. Oliver has been appointed in replacement of Mr. Claude Pellerin who resigned on October 20, 2008, but who remains Officer and Corporate Secretary of the Company.

Item 9.01:	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibits
99.1	Press Release dated October 27, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOCAP SOLUTIONS INC.
Date: October 27, 2008	By: CLAUDE PELLERIN
Claude Pellerin
Secretary